Exhibit 10.2

STOCKHOLDER’S AGREEMENT

dated as of November 30, 2012

by and between

HECKMANN CORPORATION, a Delaware corporation,

and

MARK D. JOHNSRUD, an individual residing in the state of North Dakota

EXHIBITS

Exhibit A	Form of Joinder
Exhibit B	Form of Director Resignation Letter

STOCKHOLDER’S AGREEMENT

This Stockholder’s Agreement (this “Agreement”) is made as of November 30, 2012 by and between Heckmann Corporation, a Delaware corporation (the “Company”), and Mark D. Johnsrud, an individual residing in the state of North Dakota (the “Stockholder”).

R E C I T A LS:

WHEREAS, the Company has entered into an Agreement and Plan of Merger, made as of September 3, 2012, by an among (i) Rough Rider Acquisition, LLC, a Delaware limited liability company (the “Buyer”), (ii) the Company, (iii) Badlands Power Fuels, LLC, a Delaware limited liability company (f/k/a/ Badlands Energy, LLC, a North Dakota limited liability company) (the “Target”), and (iv) the Stockholder (the “Merger Agreement”), whereby the Target will merge with and into the Buyer in a reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Merger”);

WHEREAS, in connection with the Merger, the Stockholder will receive a combination of shares of the Company’s Common Stock and cash in exchange for the Target’s membership units;

WHEREAS, the Company and the Stockholder desire to establish in this Agreement certain terms and conditions concerning the Stockholder Shares to be owned by the Stockholder as and from the Closing and related provisions concerning the Stockholder’s relationship with and investment in the Company as and from the Closing;

WHEREAS, the execution and delivery of this Agreement is a condition to the obligation of the Company to consummate the transactions contemplated by the Merger Agreement; and

WHEREAS, this Agreement shall take effect at and as of the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person; provided that for purposes of this Agreement the Stockholder shall not be deemed to be an Affiliate of the Company and vice versa. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Beneficially Own” shall have the same meaning as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a Person will also be deemed to beneficially own (i) all Voting Securities which such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all Voting Securities in which such Person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of any Voting Securities. For the avoidance of doubt, all Voting Securities held directly by the Stockholder or any Permitted Transferee thereof will be deemed to be Beneficially Owned by such Person regardless of whether such Person has or shares (or is deemed to have or share) the power to vote or dispose of such Voting Securities. The terms “Beneficial Owner”, “Beneficial Ownership” and “Beneficially Owned” shall have a correlative meaning.

“Board” shall mean, as of any date, the Board of Directors of the Company.

“Board Right Period” shall mean with respect to a Stockholder Designee the period from the date of this Agreement until the date on which a Board Right Termination Event shall occur as to such Stockholder Designee.

“Board Right Termination Event” shall be deemed to have occurred with respect to: (i) the First Stockholder Designee at such time as the Stockholder shall cease to Beneficially Own Voting Securities representing at least the First Stockholder Designee Ownership Threshold and (ii) the Second Stockholder Designee at such time as the Stockholder shall cease to Beneficially Own Voting Securities representing at least the Second Stockholder Designee Ownership Threshold.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.

“Buyer” shall have the meaning set forth in the Recitals.

“Change of Control” shall mean, with respect to any specified Person, any of the following: (i) the sale, lease, transfer, conveyance or other disposition (including by way of liquidation or dissolution of such specified Person or one or more of its Subsidiaries), in a single transaction or in a related series of transactions, of all or substantially all of the assets of such specified Person and its Subsidiaries, taken as a whole, to any other Person (or Group) which is not, immediately after giving effect thereto, a Subsidiary of such specified Person; (ii) any Person or Group becomes, in a single transaction or in a related series of transactions, whether by way of purchase, acquisition, tender, exchange or other similar offer or recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction, the Beneficial Owner of more than fifty percent (50%) of the combined voting power of the outstanding voting capital stock entitled to vote generally in the election of directors (or Persons performing a similar function) of such specified Person; or (iii) the consummation of any recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction immediately following which the Beneficial Owners of the voting capital stock of such specified Person immediately prior to the consummation of such transaction do not Beneficially Own more than fifty percent (50%) of the combined voting power of the outstanding voting capital stock entitled to vote generally in the election of directors (or Persons performing a similar function) of the entity resulting from such transaction (including an entity that, as a result of such transaction, owns such specified Person or all of substantially all of the assets of such specified Person and its Subsidiaries, taken as a whole, either directly or indirectly through one or more Subsidiaries of such entity) in substantially the same proportion as their Beneficial Ownership of the voting capital stock of such specified Person immediately prior to such transaction.

“Class I Director” shall mean a Director designated “Class I” pursuant to the Company’s Amended and Restated Certificate of Incorporation.

“Class II Director” shall mean a Director designated “Class II” pursuant to the Company’s Amended and Restated Certificate of Incorporation.

“Closing” shall mean the closing of the Merger and the transactions contemplated by the Merger Agreement.

“Closing Date” shall mean the date on and as of which the Closing of the Merger and the transactions contemplated by the Merger Agreement shall be occur as contemplated by the Merger Agreement.

“Code of Business Conduct” shall have the meaning set forth in Section 3.1(b)

“Common Stock” shall mean the outstanding shares of common stock, par value $0.001, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Company’s Amended and Restated Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware on November 9, 2007, as amended.

“Competitor” shall mean any company that principally engages in the same business as the Company at the time of any proposed Transfer of Stockholder Shares.

“Confidential Information” shall mean any and all confidential or proprietary information, including business information, intellectual property, know-how, research and development information, plans, proposals, technical data, copyright works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists of the Company or any Subsidiary of the Company.

“Demand Registration” shall have the meaning set forth in Section 6.1(a).

“Demand Registration Statement” shall have the meaning set forth in Section 6.1(a).

“Director” shall mean any member of the Board.

“Excess Amount” shall have the meaning set forth in Section 4.1(a)(i).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“First Stockholder Designee” shall have the meaning set forth in Section 3.1(a).

“First Stockholder Designee Board Right Termination Event” shall be deemed to have occurred with respect to the First Stockholder Designee at such time as the Stockholder shall cease to Beneficially Own Voting Securities representing at least the First Stockholder Designee Ownership Threshold.

“First Stockholder Designee Ownership Threshold” shall mean, at any time of determination, the Beneficial Ownership of ten percent (10%) of the then outstanding Voting Securities.

“Form S-3” shall mean a registration statement on Form S-3 under the Securities Act or such successor forms thereto permitting registration of securities under the Securities Act.

“Governmental Authority” shall mean any governmental or quasi-governmental authority, body, department, commission, board, bureau, agency, division, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Group” shall mean two or more Persons acting together, pursuant to any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting or disposing of securities as contemplated by Rule 13d-5(b) of the Exchange Act.

“Holdback Agreement” shall have the meaning set forth in Section 6.5.

“Holdback Period” shall have the meaning set forth in Section 6.5.

“Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, standards, binding guidelines, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Authority.

“Lock Up Period” shall mean the period beginning on the Closing Date and ending on the twenty four (24) month anniversary of the Closing Date

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Minimum Amount” means $2,000,000.

“Minimum Holding Event” shall mean the first day on which the Beneficial Ownership of the then outstanding Voting Securities of the Stockholder fails to equal at least 10% of the Company’s then outstanding Voting Securities.

“Nominating Committee” shall have the meaning set forth in Section 3.1(a).

“NYSE” shall mean the New York Stock Exchange.

“Organizational Documents” shall mean, with respect to any Person, such Person’s memorandum and articles of association, articles or certificate of incorporation, formation or organization, by-laws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Other Shares” shall mean shares of any class of capital stock of the Company (other than the Common Stock) that are entitled to vote generally in the election of Directors.

“Permitted Transferee” shall mean, in respect to the Stockholder, (i) any Affiliate of the Stockholder, (ii) upon the death of the Stockholder, the Stockholder’s estate, executors, administrators, personal representatives, heirs, legatees or distributees in each case acquiring the Stockholder Shares in question pursuant to the will or other instrument taking effect at the death of such holder or by applicable

Laws of descent and distribution, (iii) any trust established by the Stockholder for estate planning purposes, which primarily benefits one or more of the Stockholder’s spouse and descendants, provided that the fair market value of the Stockholder Shares transferred to such trust does not exceed $15 million, and (iv) any Person acquiring the Stockholder Shares pursuant to a qualified domestic relations order only to the extent such transferee agrees to be bound by the terms of this Agreement in accordance with Section 5.1(g) (it being understood that any Transfer not meeting the foregoing conditions but purporting to rely on Section 5.1(g) shall be null and void). In addition, the Stockholder shall be a Permitted Transferee of the Permitted Transferees of itself.

“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Piggyback Registration” has the meaning set forth in Section 6.2(a).

“Prospectus” shall mean the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Shares, as amended or supplemented and including all material, if any, incorporated by reference in such prospectus or prospectuses.

“Registrable Shares” shall mean, at any time of determination, the Stockholder Shares that are Beneficially Owned by the Stockholder at such time.

“Registration Expenses” shall have the meaning set forth in Section 6.7(a).

“Registration Rights Termination Date” shall have the meaning set forth in Section 6.10.

“Registration Statement” shall mean any registration statement of the Company which covers the resale of any of the Registrable Shares pursuant to the provisions of this Agreement, including any Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents, if any, incorporated by reference in such Registration Statement.

“Representatives” shall mean, with respect to any party hereto, such party or any of its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents and/or representatives; provided, however, that, with respect to the Stockholder, no underwriter, broker-dealer or placement agent shall be deemed to be a Representative of the Stockholder solely as a result of such underwriter, broker-dealer or placement agent participating in the distribution of any Registrable Shares, unless such underwriter, broker-dealer or placement agent is otherwise an Affiliate of the Stockholder.

“Rule 10b5-1 Plan” shall have the meaning set forth in Section 5.1(b).

“Rule 10b5-1 Plan S-3 Shelf Registration Statement” shall have the meaning set forth in Section 6.3(f).

“S-3 Shelf Registration” shall have the meaning set forth in Section 6.3(a).

“S-3 Shelf Registration Statement” shall have the meaning set forth in Section 6.3(a).

“Sales Process” shall have the meaning set forth in Section 4.1(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Stockholder Designee” shall have the meaning set forth in Section 3.1(a).

“Second Stockholder Designee Board Right Termination Event” shall be deemed to have occurred with respect to the Second Stockholder Designee at such time as the Stockholder shall cease to Beneficially Own Voting Securities representing at least the Second Stockholder Designee Ownership Threshold.

“Second Stockholder Designee Ownership Threshold” shall mean, at any time of determination, the Beneficial Ownership of twenty percent (20%) of the then outstanding Voting Securities.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Takedown” shall have the meaning set forth in Section 6.3(b).

“Standstill Period” shall have the meaning set forth in Section 4.1(a).

“Stockholder” shall have the meaning set forth in the Preamble and, in the event that the Stockholder Shares are Transferred to any Permitted Transferee in accordance with Section 5.1(g), shall also mean such Permitted Transferee.

“Stockholder Designees” shall have the meaning set forth in Section 3.1(a)(ii).

“Stockholder Shares” shall mean (i) all Voting Securities Beneficially Owned by the Stockholder on the Closing Date, immediately after giving effect to the Closing, including all Voting Securities placed in escrow pursuant to the terms of the Merger Agreement, and (ii) all Voting Securities issued to the Stockholder in respect of any such securities or into which any such securities shall be converted or exchanged in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or any similar recapitalizations, reclassifications or capital reorganizations occurring after the date of this Agreement. For the avoidance of doubt, Stockholder Shares shall include any of the foregoing Voting Securities specified in clause (i) or (ii) of the immediately preceding sentence that are Beneficially Owned by a Permitted Transferee following the Closing Date.

“Stockholder’s Employment Agreement” means that certain Stockholder’s Employment Agreement between the Company and the Stockholder dated November 30, 2012.

“Subsidiary” shall mean, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary): (i) owns, directly or indirectly, at least 50% of the securities, partnership or other ownership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or (ii) of which the specified Person controls the management.

“Suspension Period” shall have the meaning set forth in Section 6.4(a).

“Target” shall have the meaning set forth in the Recitals.

“Third Party Holdback Period” means any Holdback Period imposed on the Stockholder pursuant to Section 6.5 in respect of an underwritten offering of Shares in which (i) the Stockholder elected not to participate or (ii) the Stockholder’s participation was reduced or eliminated pursuant to Section 6.2(b) or Section 6.2(c).

“Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, encumbrance or other disposition to any Person, including those by way of hedging or derivative transactions. The term “Transferred” shall have a correlative meaning.

“Voting Securities” shall mean the Common Stock together with any Other Shares.

Section 1.2 Other Definitional Provisions. Except as expressly set forth in this Agreement or unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section shall refer to Sections of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation” and such words shall not be construed to limit any general statement to the specific or similar items or matters immediately following such words;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.2(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(k) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(l) when calculating the number of days before which, within which or following which any act is to be done or any step is to be taken pursuant to this Agreement, the initial reference date in calculating such number of days shall be excluded; provided, if the last day of the applicable number of days is not a Business Day, the specified period in question shall end on the next succeeding Business Day;

(m) for purposes of any calculation hereunder, the number of Voting Securities then outstanding shall be the number most recently identified by the Company as outstanding in any filing of the Company made with the SEC after the date of this Agreement under the Exchange Act or the Securities Act; and

(n) the Company, on the one hand, and the Stockholder, on the other hand, have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by such parties and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the purported authorship of any provision of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to the Stockholder as of the date hereof that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company has all requisite corporate authority and power to execute, deliver and perform its obligations under this Agreement. This Agreement and the performance by the Company of the obligations contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Stockholder, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

(c) The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder (i) do not result in any violation of the Organizational Documents of the Company, and (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which the Company is a party or by which it is bound or to which its properties may be subject, and (iii) do not violate any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company or any of its properties.

Section 2.2 Representations and Warranties of the Stockholder. The Stockholder represents and warrants to the Company as of the date hereof that:

(a) This Agreement has been duly executed and delivered by the Stockholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

(b) The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of its obligations hereunder (i) do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which the Stockholder is a party or by which the Stockholder is bound or to which its properties may be subject, and (ii) do not violate any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Stockholder or any of its properties.

(c) Except for the shares of Common Stock acquired pursuant to the Merger, the Stockholder does not Beneficially Own any Voting Securities.

ARTICLE III

CORPORATE GOVERNANCE

Section 3.1 Board Representation.

(a)(i) On or prior to the Closing Date, the Nominating and Governance Committee of the Board (the “Nominating Committee”), in accordance with the Nominating Committee’s Charter and the Company’s Organizational Documents, shall (A) increase the size of the Board from eight (8) to nine (9) Directors and (B) appoint the Stockholder or one other individual designated by the Stockholder to serve on the Board (the “First Stockholder Designee”) and it is hereby agreed that, notwithstanding anything to the contrary contained herein, the Stockholder satisfies the applicable requirements set forth in Section 3.1(b); provided, however, that if the Stockholder is not the First Stockholder Designee, the First Stockholder Designee shall satisfy the applicable requirements set forth in Section 3.1(b); provided, further, that if a First Stockholder Designee Board Right Termination Event occurs, the Stockholder shall promptly cause the First Stockholder Designee, if any, then serving on the Board to resign, effective immediately, from the Board and from any committees or subcommittees thereof to which such First Stockholder Designee is then appointed or on which he or she is then serving, and the right of the Stockholder to designate such First Stockholder Designee shall terminate. In the event that the Nominating Committee shall determine in its good faith reasonable judgment that the First Stockholder Designee does not satisfy the applicable requirements set forth in Section 3.1(b)(iv), then the Nominating Committee shall provide the Stockholder with a written explanation of the basis for such decision. For the avoidance of doubt, if the individual designated by the Stockholder to serve on the Board as the First Stockholder Designee does not meet the requirements of Section 3.1(b), then the Stockholder shall be entitled to designate another individual to serve on the Board as the First Stockholder Designee. The First Stockholder Designee shall be appointed as a Class II Director.

(ii) At any time during the two (2) year period following the Closing Date, upon the request of the Stockholder to approve a second individual designated by the Stockholder to serve on the Board (the “Second Stockholder Designee”, and together with the First Stockholder Designee, the “Stockholder Designees”), the Nominating Committee, in accordance with the Nominating Committee’s Charter and the Company’s Organizational Documents and subject to its fiduciary duties, shall reasonably consider such request for a Second Stockholder Designee in good faith and, if the Nominating Committee determines to fulfill such request, the Nominating Committee and the Board shall take such actions as are necessary to appoint such Second Stockholder Designee, including, (A) increasing the size of the Board or (B) filling a vacancy on the Board with the Second Stockholder Designee; provided, however, that such Second Stockholder Designee shall satisfy the applicable requirements set forth in Section 3.1(b); provided, further, that if a Second Stockholder Board Right Termination Event occurs, the Stockholder shall promptly cause the Second Stockholder Designee, if any, then serving on the Board to resign, effective immediately, from the Board and from any committees or subcommittees thereof to which such Second Stockholder Designee is then appointed or on which he or she is then serving, and the right of the Stockholder to designate such Second Stockholder Designee shall terminate. For the avoidance of doubt the Nominating Committee and the Board shall comply with the request made by the Stockholder pursuant to this Section 3.1(a)(ii) unless they shall determine in good faith that (1) the Second Stockholder Designee does not satisfy the applicable requirements set forth in Section 3.1(b) or (2) complying with such request shall cause the Nominating Committee and the Board to breach their respective fiduciary duties, provided, however, in the case of any such determination the Nominating Committee shall provide the Stockholder with a written explanation of the basis for its decision not to comply with the Stockholders request under this Section 3.1(a)(ii). For the avoidance of doubt, if the individual designated by the Stockholder to serve on the Board as the Second Stockholder Designee does not meet the requirements of Section 3.1(b), then the Stockholder shall be entitled to designate another individual to serve on the Board as the Second Stockholder Designee. The Second Stockholder Designee shall be appointed as a Class I Director.

(iii) For the avoidance of doubt, the Company may at any time and from time to time increase or decrease the size of the Board or change its composition; provided that such increase or decrease does not affect the tenure, term or other rights to serve as a member of the Board of any Stockholder Designee as set forth in this Agreement.

(iv) Upon the request of the Stockholder, the Board and Nominating Committee shall not nominate a Stockholder Designee for re-election to the Board at the next annual meeting of stockholders of the Company at which such Director is up for re-election and, subject to this Section 3.1, the Stockholder shall be entitled to appoint another Stockholder Designee to replace such individual.

(b) Notwithstanding anything to the contrary set forth in this Agreement, any Stockholder Designee designated by the Stockholder pursuant to Section 3.1 (i) shall not be a person that, at the time of such designation, would be required to disclose any information pursuant to Item 2(d) or (e) of Schedule 13D if such Stockholder Designee were the “person filing” such Schedule 13D, (ii) shall not, at the time of such designation, be prohibited or disqualified from serving as a director of a public company pursuant to any applicable rule or regulation of the SEC or NYSE or pursuant to applicable Law, (iii) shall, prior to his or her appointment to the Board provide an executed resignation letter in substantially the form set forth in Exhibit B hereto resigning from the Board and from any committees or subcommittees thereof to which he or she is then appointed or on which he or she is then serving upon the occurrence of the Board Right Termination Event applicable to such Stockholder Designee, and (iv) shall, in the good faith reasonable judgment of the Nominating Committee, satisfy the requirements set forth in the Company’s Organizational Documents and Code of Business Conduct and Ethics for Officers, Directors and Employees of the Corporation (the “Code of Business Conduct”) included in the corporate governance section of the Company’s website (as in effect from time to time), in each case to the extent applicable to all non-employee Directors generally. Each Stockholder Designee shall, upon appointment or election, as the case may be, to the Board, abide by the provisions of all codes and policies of the Company that are applicable to all non-employee Directors generally, including, as applicable, the Company’s Insider Trading Policy, policies requiring the pre-clearance of all securities trading activity by or on behalf of such Stockholder Designee and the Code of Business Conduct (other than any such code or policy, or portion thereof, if any, that conflicts with the obligations of the Stockholder under this Agreement or would impose any obligation on the Stockholder not expressly set forth in this Agreement). For the avoidance of doubt, the Company shall provide each Stockholder Designee with the same rights to indemnification and exculpation, including, without limitation, indemnification agreements and directors’ and officers’ insurance coverage, as are available from time to time to non-employee Directors generally.

(c) During the Board Right Period, the Company shall use reasonable efforts to procure, at each annual general meeting of stockholders of the Company occurring during the Board Right Period at which the term of a Stockholder Designee will expire in accordance with the Company’s Organizational Documents (whether by rotation or otherwise), the election or re-election, as the case may be, of the applicable Stockholder Designee to the Board, including by (i) nominating such Stockholder Designee for election to serve as a Director as provided in this Agreement, (ii) subject to compliance by the Stockholder with Section 3.1(f), including such nomination and other required information regarding such Stockholder Designee in the Company’s proxy materials for such meeting of stockholders and (iii) soliciting or causing the solicitation of proxies in favor of the election of such Stockholder Designee as a Director, for a term expiring at the next annual general meeting of stockholders at which members of the class of Directors to which the Stockholder Designee belongs are to be elected or re-elected, as the case may be, or until such Stockholder Designee’s successor shall have been elected and qualified, or at such earlier time, if any, as such Stockholder Designee may resign, retire, die or be removed (for any reason) as a Director, including upon the occurrence of a Board Right Termination Event in accordance with the terms of this Agreement.

(d) Notwithstanding the foregoing, the Company shall not be obligated to procure the election or re-election of any individual pursuant to Section 3.1(c) if such individual shall have previously been designated by the Stockholder pursuant to Section 3.1(a) or Section 3.1(e) and nominated by the Company for election or re-election, as the case may be, as a Director as provided in Section 3.1(c) (and provided that the Company shall have complied with its obligations set forth in Section 3.1(c) in respect thereof), and, following the vote of stockholders at the annual general meeting of stockholders of the Company, shall have failed to be elected or re-elected, as the case may be, as a Director by the requisite vote of the Company’s stockholders.

(e) In furtherance of, and not in limitation to, the Stockholder’s rights in this Section 3.1, during the Board Right Period, (i) the Stockholder shall have the right (but not the obligation), upon written notice to the Company as provided in Section 3.1(a), to designate a Stockholder Designee to replace any Stockholder Designee who shall have resigned, retired, died or been removed from the Board (for any reason) or who, following the voting of stockholders at a meeting of stockholders of the Company shall have failed to be elected or re-elected, as the case may be, by the requisite vote of the Company’s stockholders; and (ii) the provisions of Section 3.1(c) and Section 3.1(d) shall apply to, and the Company shall comply with its obligations contained therein in respect of, any such replacement Stockholder Designee and, in addition, promptly following the receipt of written notice from the Stockholder as contemplated above following the resignation, retirement, death or removal from office of such Stockholder Designee, the Board shall appoint such replacement Stockholder Designee to serve on the Board in the class of Directors previously including such former Stockholder Designee.

(f) Not less than one hundred twenty (120) days prior to the anniversary of the prior year’s annual meeting of stockholders of the Company at which Directors were elected or such shorter period commencing when the Company shall provide the Stockholder with the form of standard director and officer questionnaire to be used in connection with the then-current year’s annual meeting of stockholders, the Stockholder shall (i) notify the Company in writing of the name of the Stockholder

Designee to be nominated for election at such meeting and (ii) provide, or cause such Stockholder Designee to provide, to the Company, all information concerning such Stockholder Designee and his or her nomination to be elected as a Director at such meeting as shall reasonably be required by the Company’s standard director and officer questionnaire (including any reasonable follow-up requests by the Company for additional information).

(g) During the Board Right Period, the Company agrees that any Stockholder Designee serving as a Director shall be entitled to the same rights, privileges and compensation applicable to all other non-employee Directors generally or to which all such non-employee Directors are entitled, including any rights with respect to indemnification arrangements, directors and officers insurance coverage and other similar protections and expense reimbursement; provided, however, if a Stockholder Designee is an employee of the Company, then such Stockholder Designee shall not receive the Director compensation (including fees and any non-cash equity or other consideration) that is then-payable by the Company to non-employee Directors generally.

(h) Notwithstanding anything in this Section 3.1 to the contrary, (i) the Company will not be obligated to take any action in respect of any Stockholder Designee pursuant to Section 3.1(c) if the Stockholder shall have failed, in any material respect, to provide, or cause to be provided, the notice and information required by clauses (i) and (ii) of Section 3.1(f); provided, however, that following the curing of the any such failure, the Stockholder’s right to designate Stockholder Designees shall be reinstated and the Company will take such action as is necessary to appoint or otherwise reinstate the Stockholder Designees to the Board, and (ii) if a material breach of this Agreement by the Stockholder shall have occurred, which breach has not been cured in all material respects within fifteen (15) Business Days of the receipt by the Stockholder of written notice from the Company specifying in reasonable detail the nature of such material breach, in addition to any other remedies that the Company may have, the Company may terminate the Stockholder’s right to designate the Stockholder Designees hereunder.

(i) During the Board Right Period, except as required by applicable Law, the Company shall not take any action to cause the removal (without cause) of a Stockholder Designee serving as a Director. The Stockholder shall cause each then-serving Stockholder Designee to resign (subject to the Stockholder’s right to designate a replacement Stockholder Designee in accordance with Section 3.1(e)) or, if reasonably sufficient, recuse himself or herself if the presence of such individual as a Stockholder Designee on the Board shall, in the reasonable and good faith judgment of the Board upon the advice of counsel (after deliberation and an opportunity for the applicable Stockholder Designee to be heard if desired), reasonably be likely to violate applicable Law or otherwise be reasonably likely to impair the Board’s exercise of its fiduciary duties.

(j) Notwithstanding anything to the contrary in this Agreement, each Stockholder Designee, during the term of any service as a Director of the Company, shall not be prohibited from acting in his or her capacity as a Director and complying with his or her fiduciary duties as a Director of the Company.

Section 3.2 Use of Information.

(a) Notwithstanding anything in this Agreement to the contrary, the Stockholder Designees shall keep confidential and not publicly disclose discussions or matters considered in meetings of the Board and Board committees, unless previously disclosed publicly by the Company or as required by applicable Law.

(b) The Stockholder shall hold, and shall cause his controlled Affiliates and their respective Representatives who receive any Confidential Information directly or indirectly from the Stockholder or the Company (including, without limitation, any Director of the Company) to hold, in strict confidence any and all Confidential Information concerning or related to the Company or any Subsidiary of the Company, except to the extent that such Confidential Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Stockholder or his controlled Affiliates or Representatives in violation of this Section 3.2(b), or (ii) is or becomes available to the Stockholder on a nonconfidential basis from another Person who is not known to the Stockholder to be bound by a confidentiality agreement with the Company or any of its Subsidiaries. In the event that the Stockholder or any of its controlled Affiliates or Representatives is required by Law to disclose any Confidential Information, the Stockholder shall promptly notify the Company in writing so that the Company may, at its sole cost and expense, seek a protective order and/or other motion filed to prevent the production or disclosure of Confidential Information. If such motion has been denied, then the Stockholder may disclose only such portion of the Confidential Information which is required by Law to be disclosed; provided that (y) the Stockholder shall use reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information and (z) the Stockholder shall not, and shall not permit any of his Representatives to, oppose any motion for confidentiality brought by the Company in accordance with this Section 3.2(b). For the avoidance of doubt, the Stockholder will continue to be bound by his respective obligations pursuant to this Section 3.2(b) for any Confidential Information that is not required to be disclosed pursuant to the immediately preceding sentence above, or that has been afforded protective treatment pursuant to such motion.

(c) The Stockholder shall, and shall cause his Representatives and controlled Affiliates not to, use material non-public information obtained by any Stockholder Designee at any meetings of the Board or Board committees in a manner prohibited by applicable Law, including trading any securities of the Company while in possession of such material non-public information to the extent such trading would violate applicable Law. The Stockholder shall be responsible for any breach of this Section 3.2(c) by any of his Representatives and controlled Affiliates if such material non-public information was provided by the Stockholder or a Stockholder Designee to the Stockholder’s Representatives or controlled Affiliates.

ARTICLE IV

STANDSTILL; VOTING

Section 4.1 Standstill Restrictions.

(a) From and after the Closing Date until the earlier of (A) the two (2) year anniversary of the Closing Date and (B) the date the Stockholder’s employment as the Chief Executive Officer of the Company is terminated without “Cause” or for “Good Reason” (each as defined in the Stockholder’s Employment Agreement) (the “Standstill Period”), the Stockholder shall not, and the Stockholder shall cause each of its controlled Affiliates not to, directly or indirectly, alone or in concert with any other Person, except as expressly set forth in this Section 4.1 or Section 5.1(f)(iii):

(i) purchase or cause to be purchased or otherwise acquire or agree to acquire Beneficial Ownership of (A) any Voting Securities in addition to the Stockholder Shares (such Beneficial Ownership in addition to the Stockholder Shares, the “Excess Amount”) (the parties agree that it shall not be a breach of this Section 4.1(a)(i) if the Stockholder, together with his Affiliates, Beneficially Own the Excess Amount solely as a result of (I) share purchases, reverse share splits or other actions taken by the Company that, by reducing the number of shares outstanding (or issuing Voting Securities to the Stockholder Designee pursuant to the Company’s Director compensation plan), cause the Stockholder, together with his Affiliates, to Beneficially Own any Excess Amount, (II) shares purchased, acquired or Beneficially Owned by the Stockholder or any of his Affiliates in the ordinary course of business as a result of the acquisition of any portfolio company or other investment entity that owns any such shares at the time of such acquisition if such additional shares represent five percent (5%) or less of then outstanding Voting Securities or such purchase, acquisition or Beneficial Ownership is approved in advance by the Board; provided, that in any such case the Stockholder shall use his reasonable efforts following consummation of such purchase, acquisition or Beneficial Ownership to dispose of such additional Voting Securities on commercially reasonable terms subject to compliance with applicable securities Laws; provided further, that the Beneficial Ownership of the Stockholder, together with his Affiliates, does not further increase thereafter, other than solely as a result of further corporate actions taken by the Company) or (III) the Stockholder’s investment as a passive investor in a mutual fund or other investment fund that owns shares of Voting Securities, or (B) any other securities issued by the Company (other than any such securities purchased, acquired or Beneficially Owned by the Stockholder or any of his Affiliates in the ordinary course of business as a result of the acquisition of any portfolio company or other investment entity that owns any such securities at the time of such acquisition if such other securities represent five percent (5%) or less of then outstanding securities of such class, series or type or such purchase, acquisition or Beneficial Ownership is approved by the Board; provided, that in any such case the Stockholder shall use his reasonable efforts following consummation of such purchase, acquisition or Beneficial Ownership to dispose of such other securities on commercially reasonable terms subject to compliance with applicable securities Laws);

(ii) propose, offer or participate in any effort to acquire the Company or any of its Subsidiaries or any assets or operations of the Company or any of its Subsidiaries;

(iii) induce or attempt to induce any third party to propose, offer or participate in any effort to acquire Beneficial Ownership of Voting Securities (other than the Stockholder Shares as and to the extent permitted in accordance with ARTICLE V);

(iv) propose, offer or participate in any hostile tender offer, exchange offer, merger, acquisition, share exchange or other business combination or Change of Control transaction involving the Company or any of its Subsidiaries, or any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction involving the Company, any of its Subsidiaries or any material portion of their businesses, provided that the Stockholder shall not be prohibited from tendering his shares of Stockholder Stock in any tender offer made by any party that is not the Stockholder or any of his Affiliates that is approved by the Board;

(v) seek to call, request the call of, or call a special meeting of the stockholders of the Company (other than in his role as a Director or officer of the Company), or make or seek to make a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Company or in connection with any action by consent in lieu of a meeting, or make a request for a list of the Company’s stockholders, or seek election to the Board or seek to place a representative on the Board (in each case other than as expressly set forth in Section 3.1), or seek the removal of any Director from the Board, or otherwise acting alone or in concert with others, seek to control or influence the governance or policies of the Company (other than in his role as a Director or officer of the Company);

(vi) solicit proxies, designations or written consents of stockholders, or conduct any binding or nonbinding referendum with respect to Voting Securities, or make or in any way participate in any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any Voting Securities with respect to any matter (in each case other than in his role as a Director or officer of the Company), or become a participant in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used in the Exchange Act and the rules promulgated thereunder), other than solicitations or acting as a participant in support of the voting obligations of the Stockholder pursuant to Section 4.3;

(vii) make or issue or cause to be made or issued any public disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other Governmental Authority or any disclosure to any journalist, member of the media or securities analyst) (A) in support of any solicitation described in clause (vi) above (other than solicitations on behalf of, and approved by, the Board), (B) in support of any matter described in clause (v) above, (C) concerning any potential matter described in clause (iv) above or (D) negatively or disparagingly commenting about the Company or any of the Company’s Directors, officers, key employees, businesses, operations or strategic plans or strategic directions;

(viii) form, join, or in any other way participate in, a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Voting Securities, or deposit any Voting Securities in a voting trust or similar arrangement, or subject any Voting Securities to any voting agreement (other than as contemplated by this Agreement) or pooling arrangement, or grant any proxy, designation or consent with respect to any Voting Securities (other than to a designated representative of the Company pursuant to a proxy or consent solicitation on behalf of the Board), other than solely with one or more Affiliates (other than portfolio or operating companies) of the Stockholder with respect to the Stockholder Shares or other Voting Securities acquired in compliance with clause (i) above or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement (it being understood that the holding by persons or entities of Voting Securities in accounts or through funds not managed or controlled by the Stockholder or any Affiliate of the Stockholder shall not give rise to a violation of this clause (viii) solely by virtue of the fact that such Persons, in addition to holding such shares in such manner, are investors in funds and accounts managed by the Stockholder or any of his Affiliates and, in their capacity as such, are or may be deemed to be members of a “group” with the Stockholder within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Voting Securities; provided there does not exist as between such Persons, on the one hand, and the Stockholders or any of his Affiliates, on the other hand, any agreement, arrangement or understanding with respect to any action that would otherwise be prohibited by this Section 4.1);

(ix) publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other Governmental Authority or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, consent under, or amendment of, any of the provisions of Sections 4.1, 4.2 or 4.3, or otherwise (A) seek in any manner to obtain any waiver, consent under, or amendment of, any provision of this Agreement or (B) bring any action or otherwise act to contest the validity or enforceability of Sections 4.1, 4.2 or 4.3 or seek a release from the restrictions or obligations contained in Sections 4.1, 4.2 or 4.3; or

(x) enter into any discussions, negotiations, agreements or understandings with any Person with respect to the foregoing, or advise, assist, encourage, support, provide financing to or seek to persuade others to take any action with respect to any of the foregoing, or act in concert with others or as part of a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any of the foregoing.

(b) This Section 4.1 shall not, in any way, prevent, restrict, encumber or limit (i) the Stockholder and his Affiliates from (A) exercising their respective rights, performing their respective obligations or otherwise consummating the Merger or the transactions contemplated by this Agreement and the Merger Agreement, in each case in accordance with the terms hereof or thereof, (B) if the Board has previously authorized or approved the solicitation by the Company of bids or indications of interest in the potential acquisition of the Company or any of its assets or operations by auction or other sales process (each, a “Sales Process”), participating in such Sales Process and, if selected as the successful bidder by the Company, completing the acquisition contemplated thereby, provided that the Stockholder and his controlled Affiliates shall otherwise remain subject to the provisions of this Section 4.1 in all respects during and following the completion of the Sales Process, or (C) engaging in confidential discussions with the Board or any of its members regarding any of the matters described in this Section 4.1, provided that the Stockholder and his controlled Affiliates will not pursue (or publicly disclose the existence of such discussions regarding) any such matters, or (ii) any Stockholder Designee then serving as a Director from acting as a Director or exercising and performing his or her duties (fiduciary and otherwise) as a Director in accordance with the Company’s Organizational Documents, all codes and policies of the Company and all Laws, rules, regulations and codes of practice, in each case as may be applicable and in effect from time to time.

Section 4.2 Attendance at Meetings. During the Standstill Period, the Stockholder agrees that he shall cause all Stockholder Shares then owned by the Stockholder to be present, in person or by proxy, at any meeting of the stockholders of the Company occurring at which an election of Directors is to be held, so that all the Stockholder Shares shall be counted for the purpose of determining the presence of a quorum at such meeting.

Section 4.3 Voting. For the period from the date of this Agreement to two (2) years from the date of this Agreement and thereafter for so long as the Stockholder (i) Beneficially Owns Voting Securities representing at least five percent (5%) of the Voting Securities outstanding at such time and (ii) is the Chief Executive Officer of the Company, the Stockholder agrees that he shall vote and cause to be voted all Voting Securities then owned by the Stockholder in accordance with the recommendation of the Board or management of the Company with respect to any business or proposal on which the stockholders of the Company are entitled to vote.

ARTICLE V

TRANSFER RESTRICTIONS

Section 5.1 Transfer Restrictions.

(a) The right of the Stockholder to Transfer any Stockholder Shares is subject to the restrictions set forth in this ARTICLE V. No Transfer of Stockholder Shares by the Stockholder may be effected except in compliance with the restrictions set forth in this ARTICLE V and with the requirements of the Securities Act and any other applicable securities Laws. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

(b) During the period beginning on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date, the Stockholder shall not Transfer any Stockholder Shares without the prior written consent of the Company.

(c) During the period beginning on the twelve (12) month anniversary of the Closing Date and ending on the last day of the Lock Up Period, the Stockholder shall not Transfer any Stockholder Shares without the prior written consent of the Company; provided, however, that Stockholder shall be permitted to Transfer up to two percent (2%) of the Stockholder Shares Beneficially Owned by the Stockholder pursuant to a plan put into in effect as of, or subsequent to, the Closing Date in compliance with Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”); provided, further, that to the extent the Stockholder has in effect, a Rule 10b5-1 Plan that expires or is otherwise terminated during the Lock Up Period, the Stockholder shall be entitled to renew such Rule 10b5-1 Plan or enter into a replacement Rule 10b5-1 Plan prior to the end of the Lock Up Period, but only to the extent such renewed or placement Rule 10b5-1 Plan contains volume trading restrictions identical to such restrictions contained in the applicable current Rule 10b5-1 Plan.

(d) Following the end of the Lock Up Period, the Stockholder may Transfer the Stockholder Shares, in whole at any time or in part from time to time, without the prior consent of the Company and without restriction; provided, however, that:

(i) any Transfer of Stockholder Shares effected pursuant to a Registration Statement shall be subject to the requirements of ARTICLE VI; and

(ii) in connection with any Transfer of Stockholder Shares that is effected (A) pursuant to a Registration Statement or a privately-negotiated transaction not subject to the registration requirements of the Securities Act in each case in which the Stockholder (or any of his Representatives) negotiate the terms of such Transfer directly with the third party purchaser (other than any underwriter, placement agent or initial purchaser thereof) of such Stockholder Shares or (B) in accordance with Rule 144 under the Securities Act but not pursuant to the manner of sale provisions specified in Rule 144(f), in each case the Stockholder shall not knowingly Transfer Stockholder Shares to any Person or Group (whether such Person or Group is purchasing Stockholder Shares for its or their own account(s) or as fiduciary on behalf of one or more accounts) who is (x) a Competitor, or (y) a Person that has engaged in a proxy contest or has filed a Schedule 13D that disclosed any plan or proposal with respect to any issuer which plan or proposal (1) relates to or would result in any of the matters set forth in clauses (b) through (j) of Item 4 of Schedule 13D and (2) was not authorized or approved by the board of directors of the issuer or was not entered into pursuant to an agreement with the issuer, in either case described in this clause (y) during the two (2) year period immediately preceding the date of such Transfer.

(e) Notwithstanding the foregoing, (i) for the avoidance of doubt, none of Section 5.1(b) or Section 5.1(d) shall apply to, and nothing therein shall directly or indirectly prohibit, restrict or otherwise limit, to the extent otherwise permitted by Law, any Transfer of Stockholder Shares made in accordance with Section 5.1(g); and (ii) the restrictions set forth in Section 5.1(d) shall terminate on the occurrence of a Minimum Holding Event.

(f) Notwithstanding the foregoing, except for Transfers made pursuant to Section 5.1(g), the Stockholder shall not effect any Transfer of Stockholder Shares during any Holdback Period to the extent such Transfer is prohibited under the terms of the lock-up agreement entered in to with a managing underwriter as contemplated by Section 6.5.

(g) Notwithstanding anything to the contrary set forth in Article IV or this Article V, the Stockholder may, during the Lock Up Period, (i) Transfer some or all of the Stockholder Shares to any Permitted Transferee; provided that, prior to any such Transfer, such Permitted Transferee executes and delivers to the Company a joinder to this Agreement in the form attached hereto as Exhibit A; provided, further, that if, at any time after such Transfer, such Permitted Transferee ceases to qualify as a Permitted Transferee, the Stockholder shall cause all Stockholder Shares held by such Permitted Transferee to be Transferred to a Person that is, at such time, a Permitted Transferee and that, prior to such Transfer, agrees in writing to acquire and hold such Transferred Stockholder Shares subject to and in accordance with this Agreement as if such Permitted Transferee were a Stockholder hereunder; (ii) Transfer the Stockholder Shares, in whole or in part, to the Company or any Subsidiary of the Company, including pursuant to any redemption, share repurchase program, self tender offer or otherwise; or (iii) Transfer the Stockholder Shares, in whole or in part, pursuant to any (A) recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction involving the Company, provided that, unless the voting agreement contained in Section 4.3 is not then applicable to the Stockholder, such recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction must be approved, accepted or recommended to the stockholders of the Company by the Board or approved by the stockholders of the Company, or (B) tender, exchange or other similar offer for any Voting Securities that is commenced by any Person or Group; provided that, unless the voting agreement contained in Section 4.3 is not then applicable to the Stockholder, the Board must either (x) publicly recommend that stockholders of the Company tender their Voting Securities to the Person or Group making such offer or (y) fail to recommend that the stockholders of the Company reject such offer, in either case within ten (10) Business Days after the date of commencement thereof. For the avoidance of doubt the provisions of this Section 5.1(g) shall not apply following the end of the Lock Up Period, at which time the only restrictions that will apply to Stockholder’s Transfer of Stockholder Shares shall be those set forth in Section 5.1(d).

Section 5.2 Legends on Stockholder Shares; Securities Act Compliance.

(a) Each share certificate representing Stockholder Shares shall bear the following legend (and a comparable notation or other arrangement will be made with respect to any uncertificated Stockholder Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

(b) In addition, during the Lock Up Period, such legend or notation shall include the following language:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDER’S AGREEMENT, DATED AS OF NOVEMBER 30, 2012, AMONG THE ISSUER AND THE OTHER PARTIES THERETO, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.”

(c) The Stockholder agrees that he will, if requested by the Company, deliver at his expense to the Company an opinion of reputable U.S. counsel selected by the Stockholder and reasonably acceptable to the Company, in form and substance reasonably satisfactory to the Company and counsel for the Company, that any Transfer made, other than in connection with an SEC-registered offering by the Company or pursuant to Rule 144 under the Securities Act, does not require registration under the Securities Act.

(d) At such time as all of the Stockholder Shares may be freely sold without registration under the Securities Act, including under Rule 144 (or a successor rule) without being subject to the volume limitations and manner of sale restrictions contained therein, the Company agrees that it will promptly after the later of the delivery of an opinion of reputable U.S. counsel selected by the Stockholder and reasonably acceptable to the Company, in form and substance reasonably satisfactory to the Company and counsel for the Company and, in the case of certificated Stockholder Shares, the delivery by the Stockholder to the Company or its transfer agent of a certificate or certificates (in the case of a Transfer, in the proper form for Transfer) representing such Stockholder Shares issued with the legend set forth in Section 5.2(a), deliver or cause to be delivered to the Stockholder a replacement stock certificate or certificates representing such Stockholder Shares that is free from the legend set forth in Section 5.2(a) (or in the case of uncertificated Stockholder Shares, free of any notation or arrangement set forth in Section 5.2(a)). Following the end of the Lock Up Period , the Company agrees that it will, promptly upon the request of the Stockholder and, in the case of certificated Stockholder Shares, the delivery by the Stockholder to the Company or its transfer agent of a certificate or certificates (in the case of a Transfer, in the proper form for Transfer) representing Stockholder Shares issued with the legend set forth in Section 5.2(b), deliver or cause to be delivered to the Stockholder a replacement stock certificate or certificates representing such Stockholder Shares that is free from the legend set forth in Section 5.2(b) (or in the case of uncertificated Stockholder Shares, free of any notation or arrangement set forth in Section 5.2(b)).

ARTICLE VI

REGISTRATION RIGHTS

Section 6.1 Demand Registration.

(a) Right to Request Registration. Subject to the provisions hereof, until the Registration Rights Termination Date, the Stockholder may at any time request registration for resale under the Securities Act of all or part of the Registrable Shares separate from an S-3 Shelf Registration (a “Demand Registration”); provided, however, that (based on the then-current market prices) the number of Registrable Shares included in the Demand Registration would, if fully sold, yield gross proceeds to the Stockholder of at least the Minimum Amount. Subject to Section 6.1(d), Section 6.4 and Section 6.6 below, the Company shall use reasonable efforts (i) to file a Registration Statement registering for resale such number of Registrable Shares as requested to be so registered pursuant to this Section 6.1 (a “Demand Registration Statement”) within ninety (90) days after the Stockholder’s request therefor and (ii) if necessary, to cause such Demand Registration Statement to be declared effective by the SEC as soon as practical thereafter. If permitted under the Securities Act, such Registration Statement shall be one that is automatically effective upon filing.

(b) Number of Demand Registrations. Subject to the limitations of Section 6.1(a) and (d) and Section 6.3(a), throughout the period beginning on the Closing Date and ending on the Registration Rights Termination Date, the Stockholder shall be entitled to request a maximum of four (4) Demand Registrations or S-3 Shelf Registrations (regardless of the number of Permitted Transferees who may become a Stockholder pursuant to Section 5.1(g)). A Registration Statement shall not count as a permitted Demand Registration unless and until it has become effective.

(c) Priority on Demand Registrations. The Company may include shares other than the Stockholder’s Registrable Shares in a Demand Registration for any accounts (including for the account of the Company) on the terms provided below; and if such Demand Registration is an underwritten offering, such shares may be included only with the consent of the managing underwriters of such offering. If the managing underwriters of the requested Demand Registration advise the Company and the Stockholder requesting such Demand Registration that in their opinion the number of shares proposed to be included in the Demand Registration exceeds the number of shares which can be sold in such underwritten offering without materially delaying or jeopardizing the success of the offering (including the price per share of the shares proposed to be sold in such underwritten offering), the Company shall include in such Demand Registration (i) first, the number of Registrable Shares that the

Stockholder proposes to sell, and (ii) second, the number of shares proposed to be included therein by any other Persons (including shares to be sold for the account of the Company) allocated among such Persons in such manner as the Company may determine. If the number of shares which can be sold is less than the number of shares proposed to be registered pursuant to clause (i) above by the Stockholder, the amount of shares to be sold shall be allocated to the Stockholder.

(d) Restrictions on Demand Registrations. The Stockholder shall not be entitled to request a Demand Registration at any time when the Company is diligently pursuing a primary or secondary underwritten offering pursuant to a Piggyback Registration. Notwithstanding the foregoing, the Company shall not be obligated to proceed with a Demand Registration if the offering to be effected pursuant to such registration can be effected pursuant to an S-3 Shelf Registration and the Company, in accordance with Section 6.3, effects or has effected an S-3 Shelf Registration pursuant to which such offering can be effected.

(e) Underwritten Offerings. The Stockholder shall be entitled to request an underwritten offering pursuant to a Demand Registration, but only if the number of Registrable Shares to be sold in the offering would reasonably be expected to yield gross proceeds to the Stockholder of at least the Minimum Amount (based on then-current market prices). If any of the Registrable Shares covered by a Demand Registration are to be sold in an underwritten offering, the Company shall have the right to select the managing underwriter or underwriters to lead the offering.

(f) Effective Period of Demand Registrations. Upon the date of effectiveness of any Demand Registration for an underwritten offering and if such offering is priced promptly on or after such date, the Company shall use reasonable efforts to keep such Demand Registration Statement effective for a period equal to sixty (60) days from such date or such shorter period which shall terminate when all of the Registrable Shares covered by such Demand Registration have been sold by the Stockholder. If the Company shall withdraw any Demand Registration pursuant to Section 6.4 before such sixty (60) days end and before all of the Registrable Shares covered by such Demand Registration have been sold pursuant thereto, the Stockholder shall be entitled to a replacement Demand Registration which shall be subject to all of the provisions of this Agreement. A Demand Registration shall not count against the limit on the number of such registrations set forth in Section 6.1(b) if (i) after the applicable Registration Statement has become effective, such Registration Statement or the related offer, sale or distribution of Registrable Shares thereunder becomes the subject of any stop order, injunction or other order or restriction imposed by the SEC or any other Governmental Authority or court for any reason not attributable to the Stockholder or his Affiliates and such interference is not thereafter eliminated so as to permit the completion of the contemplated distribution of Registrable Shares or (ii) in the case of an underwritten offering, the conditions specified in the related underwriting agreement, if any, are not satisfied or waived for any reason not attributable to the Stockholder or his Affiliates, and as a result of any such circumstances described in clause (i) or (ii), less than 75% of the Registrable Shares covered by the Registration Statement are sold by the Stockholder pursuant to such Registration Statement.

Section 6.2 Piggyback Registrations.

(a) Right to Piggyback. Whenever prior to the occurrence of a Minimum Holding Event the Company proposes to register any shares under the Securities Act (other than on a registration statement on Form S-8, F-8, S-4 or F-4), whether for its own account or for the account of one or more holders of shares (other than the Stockholder), and the form of registration statement to be used may be used for any registration of Registrable Shares (a “Piggyback Registration”), the Company shall give written notice to the Stockholder of its intention to effect such a registration and, subject to Section 6.2(b) and (c), shall include in such registration statement and in any offering of shares to be made pursuant to that registration statement all Registrable Shares with respect to which the Company has received a written request for inclusion therein from the Stockholder within ten (10) days after the Stockholder’s receipt of the Company’s notice or, in the case of a primary offering, such shorter time as is reasonably specified by the Company in light of the circumstances. The Company shall have no obligation to proceed with any Piggyback Registration and may abandon, terminate and/or withdraw such registration for any reason at any time prior to the pricing thereof. If the Company or any other Person other than the Stockholder proposes to sell shares in an underwritten offering pursuant to a registration statement on Form S-3 under the Securities Act, such offering shall be treated as a primary or secondary underwritten offering pursuant to a Piggyback Registration.

(b) Priority on Primary Piggyback Registrations. If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters advise the Company and the Stockholder (if the Stockholder has elected to include Registrable Shares in such Piggyback Registration) that in their opinion the number of Registrable Shares and other securities proposed to be included in such offering exceeds the number of Registrable Shares and other securities which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the shares proposed to be sold in such offering), the Company shall include in such registration and offering (i) first, the number of shares that the Company proposes to sell, and (ii) second, the number of shares requested to be included therein by holders of shares of other securities, including the Stockholder (if the Stockholder has elected to include Registrable Shares in such Piggyback Registration), pro rata among all such holders on the basis of the number of shares requested to be included therein by all such holders or as such holders and the Company may otherwise agree (with allocations among different classes of shares, if more than one are involved, to be determined by the Company).

(c) Priority on Secondary Piggyback Registrations. If a Piggyback Registration is initiated as an underwritten registration on behalf of a holder of shares other than the Stockholder, and the managing underwriters advise the Company that in their opinion the number of Registrable Shares and other securities proposed to be included in such registration exceeds the number of shares which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the shares to be sold in such offering), then the Company shall include in such registration (i) first, the number of shares requested to be included therein by the holder(s) requesting such registration, (ii) second, the number of shares requested to be included therein by other holders of shares including the Stockholder (if the Stockholder has elected to include Registrable Shares in such Piggyback Registration), pro rata among such holders on the basis of the number of shares requested to be included therein by such holders or as such holders and the Company may otherwise agree (with allocations among different classes of shares, if more than one are involved, to be determined by the Company) and (iii) third, the number of shares that the Company proposes to sell.

(d) Selection of Underwriters. If any Piggyback Registration is a primary or secondary underwritten offering, the Company shall have the right to select the managing underwriter or underwriters to administer any such offering.

(e) Basis of Participations. The Stockholder may not sell Registrable Shares in any offering pursuant to a Piggyback Registration unless he (a) agrees to sell such Registrable Shares on the same basis provided in the underwriting or other distribution arrangements approved by the Company and that apply to the Company and/or any other holders involved in such Piggyback Registration and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents required under the terms of such arrangements.

Section 6.3 S-3 Shelf Registration.

(a) Right to Request Registration. Subject to the provisions hereof, at any time when the Company is eligible to use Form S-3 prior to the Registration Rights Termination Date and if the Stockholder has not previously requested a number of Demand Registrations or S-3 Shelf Registrations which has resulted in a total of four (4) effective Demand Registration Statements and/or S-3 Shelf Registration Statements, the Stockholder shall be entitled to request that the Company file a Registration Statement on Form S-3 (or an amendment or supplement to an existing registration statement on Form S-3) for a public offering of all or such portion of the Registrable Shares designated by the Stockholder pursuant to Rule 415 promulgated under the Securities Act or otherwise (an “S-3 Shelf Registration”). A request for an S-3 Shelf Registration may not be made at any time when the Company is diligently pursuing a primary or secondary underwritten offering pursuant to a registration statement. Upon such request, and subject to Section 6.4, the Company shall use reasonable efforts (i) to file a Registration Statement (or any amendment or supplement thereto) covering the number of shares of Registrable Shares specified in such request under the Securities Act on Form S-3 (an “S-3 Shelf Registration Statement”) for public sale in accordance with the method of disposition specified in such request within ten (10) Business Days (in the case of a Registration Statement that is automatically effective upon filing if the company is eligible to make such a filing under the Securities Act) or forty five (45) days (in the case of all other Registration Statements) after the Stockholder’s written request therefor and (ii) if necessary, to cause such S-3 Shelf Registration Statement to become effective as soon as practical thereafter. If permitted under the Securities Act, such Registration Statement shall be one that is automatically effective upon filing.

(b) Right to Effect Shelf Takedowns. The Stockholder shall be entitled, at any time and from time to time when an S-3 Shelf Registration Statement is effective and until the Registration Rights Termination Date, to sell such Registrable Shares as are then registered pursuant to such Registration Statement (each, a “Shelf Takedown”), but only upon not less than ten (10) Business Days’ prior written notice to the Company (if such takedown is to be underwritten). The Stockholder shall be entitled to request that a Shelf Takedown shall be an underwritten offering; provided, however, that (based on the then-current market prices) the number of Registrable Shares included in each such underwritten Shelf Takedown would reasonably be expected to yield gross proceeds to the Stockholder of at least the Minimum Amount, and provided further that the Stockholder shall not be entitled to request any underwritten Shelf Takedown at any time when the Company is diligently pursuing a primary or secondary underwritten offering of shares pursuant to a registration statement. The Stockholder shall give the Company prompt written notice of the consummation of each Shelf Takedown (whether or not underwritten).

(c) Priority on Underwritten Shelf Takedowns. The Company may include shares other than Registrable Shares in an underwritten Shelf Takedown for any accounts on the terms provided below, but only with the consent of the managing underwriters of such offering and the Stockholder (such consent not to be unreasonably withheld). If the managing underwriters of the requested underwritten Shelf Takedown advise the Company and the Stockholder that in their opinion the number of shares proposed to be included in the underwritten Shelf Takedown exceeds the number of shares which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the shares proposed to be sold in such offering), the Company shall include in such underwritten Shelf Takedown (i) first, the number of shares that the Stockholder proposes to sell, and (ii) second, the number of shares proposed to be included therein by any other Persons (including shares to be sold for the account of the Company) allocated among such Persons in such manner as the Company may determine. If the number of shares which can be sold is less than the number of Registrable Shares proposed to be included in the underwritten Shelf Takedown pursuant to clause (i) above, the amount of shares to be so sold shall be allocated to the Stockholder. The provisions of this Section 6.3(c) apply only to a Shelf Takedown that the Stockholder has requested be an underwritten offering.

(d) Selection of Underwriters. If any of the Registrable Shares are to be sold in an underwritten Shelf Takedown initiated by the Stockholder, the Company shall have the right to select the managing underwriter or underwriters to lead the offering.

(e) Effective Period of S-3 Shelf Registrations. The Company shall use reasonable efforts to keep any S-3 Shelf Registration Statement effective for a period of three (3) years after the effective date of such registration statement, provided that such three (3) year period shall be extended by the number of days in any Suspension Period commenced pursuant to Section 6.4 during such period (as it may be so extended) and by the number of days in any Third Party Holdback Period commenced during such period (as it may be so extended). Notwithstanding the foregoing, the Company shall not be obligated to keep any such registration statement effective, or to permit Registrable Shares to be registered, offered or sold thereunder, at any time on or after the Registration Rights Termination Date.

(f) Rule 10b5-1 Plan S-3 Shelf Registration Statements. Notwithstanding the foregoing, and without limiting any of the Stockholder’s rights to request registrations of the Registrable Shares in this Article VI, promptly following the Closing the Company shall file and use reasonable efforts to cause the effectiveness of an S-3 Shelf Registration Statement covering the resale of the Stockholder Shares subject to the Rule 10b5-1 Plans contemplated under Section 5.1(b) (the “Rule 10b5-1 Plan S-3 Shelf Registration Statement”). For the avoidance of doubt, in the event that the Stockholder enters into any additional Rule 10b5-1 Plan, the Company shall file and use reasonable efforts to cause the effectiveness of an S-3 Shelf Registration Statement covering the resale of the Stockholder Shares subject to such additional Rule 10b5-1 Plans. The Company shall maintain the effectiveness of the Rule 10b5-1 Plan S-3 Shelf Registration Statement until the earlier of (i) the date all of the Stockholder Shares covered by such Rule 10b5-1 Plan have been sold and (ii) three (3) years after the initial effective date of such registration statement. For the avoidance of doubt the Rule 10b5-1 Plan S-3 Shelf Registration Statement shall not count as a Demand Registration or S-3 Shelf Registration permitted by Stockholder under this Article VI.

Section 6.4 Suspension Periods.

(a) Suspension Periods. The Company may (i) delay the filing or effectiveness of a Registration Statement in conjunction with a Demand Registration or an S-3 Shelf Registration or (ii) prior to the pricing of any underwritten offering or other offering of Registrable Shares pursuant to a Demand Registration or an S-3 Shelf Registration, delay such underwritten or other offering (and, if it so chooses, withdraw any registration statement that has been filed), but in each case described in clauses (i) and (ii) only if the Company determines in its sole discretion (x) that proceeding with such an offering would require the Company to disclose material information that would not otherwise be required to be disclosed at that time and that the disclosure of such information at that time would not be in the Company’s best interests, or (y) that the registration or offering to be delayed would, if not delayed, materially adversely affect the Company and its Subsidiaries taken as a whole or materially interfere with, or jeopardize the success of, any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason. Any period during which the Company has delayed a filing, an effective date or an offering pursuant to this Section 6.4 is herein called a “Suspension Period”. If pursuant to this Section 6.4 the Company delays or withdraws a Demand Registration or S-3 Shelf Registration requested by the Stockholder, the Stockholder shall be entitled to withdraw such request and, if it does so, such request shall not count against the limitation on the number of such registrations set forth in Section 6.1 or Section 6.3. The Company shall provide prompt written notice to the Stockholder of the commencement and termination of any Suspension Period (and any withdrawal of a registration statement pursuant to this Section 6.4), but shall not be obligated under this Agreement to disclose the reasons therefor. The

Stockholder shall keep the existence of each Suspension Period confidential and refrain from making offers and sales of Registrable Shares (and direct any other Persons making such offers and sales to refrain from doing so) during each Suspension Period. In no event (A) may the Company deliver notice of a Suspension Period to the Stockholder more than three (3) times in any calendar year and (B) shall a Suspension Period or Suspension Periods be in effect for an aggregate of one hundred eighty (180) days or more in any calendar year.

(b) Other Lockups. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to take any action hereunder that would violate any lockup or similar restriction binding on the Company in connection with a prior or pending registration or underwritten offering.

Section 6.5 Holdback Agreements.

The restrictions in this Section 6.5 shall apply for as long as the Stockholder is the beneficial owner of any Registrable Shares. If the Company sells shares or other securities convertible into or exchangeable for (or otherwise representing a right to acquire) shares in a primary underwritten offering pursuant to any registration statement under the Securities Act (but only if the Stockholder is provided its piggyback rights, if any, in accordance with Section 6.2(a) and Section 6.2(b)), or if any other Person sells shares in a secondary underwritten offering pursuant to a Piggyback Registration in accordance with Section 6.2(a) and Section 6.2(b), and if the managing underwriters for such offering advise the Company (in which case the Company promptly shall notify the Stockholder) that a public sale or distribution of shares outside such offering would materially adversely affect such offering, then, if requested by the Company, the Stockholder shall agree, as contemplated in this Section 6.5, not to (and to cause its majority-controlled Affiliates not to) sell, transfer, pledge, issue, grant or otherwise dispose of, directly or indirectly (including by means of any short sale), or request the registration of, any Registrable Shares (or any securities of any Person that are convertible into or exchangeable for, or otherwise represent a right to acquire, any Registrable Shares) for a period (each such period, a “Holdback Period”) beginning on the tenth (10th) day before the pricing date for the underwritten offering and extending through the earlier of (i) the ninetieth (90th) day after such pricing date (subject to customary automatic extension in the event of the release of earnings results of or material news relating to the Company) and (ii) such earlier day (if any) as may be designated for this purpose by the managing underwriters for such offering (each such agreement of the Stockholder, a “Holdback Agreement”). Each Holdback Agreement shall be in writing in form and substance satisfactory to the Company and the managing underwriters. Notwithstanding the foregoing, no Stockholder shall be obligated to make a Holdback Agreement unless the Company and each selling shareholder in such offering also execute agreements substantially similar to such Holdback Agreement. A Holdback Agreement shall not apply to (i) the exercise of any warrants or options to purchase shares of the Company (provided that such restrictions shall apply with respect to the securities issuable upon such exercise) or (ii) any shares included in the underwritten offering giving rise to the application of this Section 6.5.

Section 6.6 Registration Procedures.

(a) Whenever the Stockholder requests that any Registrable Shares be registered pursuant to this Agreement, the Company shall use reasonable efforts to effect, as soon as practical as provided herein, the registration and the sale of such Registrable Shares in accordance with the intended methods of disposition thereof, and, pursuant thereto, the Company shall, as soon as practical as provided herein:

(i) subject to the other provisions of this Agreement, use reasonable efforts to prepare and file with the SEC a Registration Statement with respect to such Registrable Shares and cause such Registration Statement to become effective (unless it is automatically effective upon filing);

provided, however, the Company shall (A) before the filing of such Registration Statement, provide counsel selected by the Stockholder copies of all such documents in substantially the form proposed to be filed, to enable the Stockholder and his counsel to review such documents prior to the filing thereof, provided, that the Company shall not have any obligation to modify such documents unless the Company expects that the failure to do so would cause such documents to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) notify the Stockholder and his counsel of any stop order threatened by the SEC and take all reasonable action required to prevent the entry of such stop order;

(ii) use reasonable efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective for the relevant period required hereunder, but no longer than is necessary to complete the distribution of the shares covered by such Registration Statement, and to comply with the applicable requirements of the Securities Act with respect to the disposition of all the shares covered by such Registration Statement during such period in accordance with the intended methods of disposition set forth in such Registration Statement;

(iii) use reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

(iv) deliver, without charge, such number of copies of the preliminary and final Prospectus and any supplement thereto as the Stockholder may reasonably request in order to facilitate the disposition of the Registrable Shares of the Stockholder covered by such Registration Statement in conformity with the requirements of the Securities Act;

(v) use reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such U.S. jurisdictions as the Stockholder reasonably requests and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement (provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (v), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(vi) notify the Stockholder and each distributor of such Registrable Shares identified by the Stockholder, at any time when a Prospectus relating thereto would be required under the Securities Act to be delivered by such distributor, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of the Stockholder, the Company shall use reasonable efforts to prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii) in the case of an underwritten offering in which the Stockholder participates pursuant to a Demand Registration, a Piggyback Registration or an S-3 Shelf Registration, enter into a customary underwriting agreement on market terms and take all such other customary and reasonable actions as the managing underwriters of such offering may request in order to facilitate the disposition of such Registrable Shares (including, making members of senior management of the Company available at reasonable times and places to participate in “road-shows” that the managing underwriter determines are necessary to effect the offering);

(viii) in the case of an underwritten offering in which the Stockholder participates pursuant to a Demand Registration, a Piggyback Registration or an S-3 Shelf Registration, and to the extent not prohibited by applicable Law, (A) make reasonably available, for inspection by the managing underwriters of such offering and one attorney and accountant acting for such managing underwriters, pertinent corporate documents and financial and other records of the Company and its Subsidiaries and controlled Affiliates, (B) cause the Company’s officers and employees to supply information reasonably requested by such managing underwriters or attorney in connection with such offering, (C) make the Company’s independent accountants available for any such managing underwriters’ due diligence and have them provide customary comfort letters to such underwriters in connection therewith; and (D) cause the Company’s counsel to furnish customary legal opinions to such underwriters in connection therewith; provided, however, that such records and other information shall be subject to such confidential treatment as is customary for underwriters’ due diligence reviews;

(ix) use reasonable efforts to cause all such Registrable Shares to be listed on each primary securities exchange (if any) on which securities of the same class issued by the Company are then listed;

(x) provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement and, a reasonable time before any proposed sale of Registrable Shares pursuant to a Registration Statement, provide the transfer agent with printed certificates for the Registrable Shares to be sold, subject to the provisions of Section 5.1(g); and

(xi) promptly notify the Stockholder and the managing underwriters of any underwritten offering, if any:

(A) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(B) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding the Stockholder;

(C) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and

(D) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or blue sky laws of any jurisdiction.

For the avoidance of doubt, the provisions of clauses (vii), (viii) and (xi) of this Section 6.6 shall apply only in respect of an underwritten offering and only if (based on market prices at the time the offering is requested by the Stockholder) the number of Registrable Shares to be sold in the offering would reasonably be expected to yield gross proceeds to the Stockholder of at least the Minimum Amount.

(b) No Registration Statement (including any amendments thereto) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and no Prospectus (including any supplements thereto) shall contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, except for any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in reliance on and in conformity with written information furnished to the Company by or on behalf of the Stockholder or any other selling shareholder, underwriter or other distributor specifically for use therein.

(c) At all times after the Company has filed a registration statement with the SEC pursuant to the requirements of the Securities Act and until the Registration Rights Termination Date, the Company shall use reasonable efforts to continuously maintain in effect the registration statement under Section 12 of the Exchange Act and to use reasonable efforts to file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, all to the extent required to enable the Stockholder to be eligible to sell Registrable Shares (if any) pursuant to Rule 144 under the Securities Act.

(d) The Company may require the Stockholder and each other selling shareholder and other distributor of Registrable Shares as to which any registration is being effected to furnish to the Company information regarding such Person and the distribution of such securities as the Company may from time to time reasonably request in connection with such registration.

(e) The Stockholder agrees by having his shares treated as Registrable Shares hereunder that, upon being advised in writing by the Company of the occurrence of an event pursuant to Section 6.6(a)(vi), the Stockholder will immediately discontinue (and direct any other Persons making offers and sales of Registrable Shares to immediately discontinue) offers and sales of Registrable Shares pursuant to any Registration Statement (other than those pursuant to a Rule 10b5-1 Plan) until it is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 6.6(a)(vi), and, if so directed by the Company, the Stockholder will deliver to the Company all copies, other than permanent file copies then in the Stockholder’s possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice.

(f) The Company may prepare and deliver an issuer free-writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free-writing prospectus. Neither the Stockholder nor any other seller of Registrable Shares may use a free-writing prospectus to offer or sell any such shares without the Company’s prior written consent.

(g) It is understood and agreed that any failure of the Company to file a Registration Statement or any amendment or supplement thereto or to cause any such document to become or remain effective or usable within or for any particular period of time as provided in Section 6.1, Section 6.3 or Section 6.6 or otherwise in this Agreement, due to reasons that are not reasonably within its control, or due to any refusal of the SEC to permit a Registration Statement or Prospectus to become or remain effective or to be used because of unresolved SEC comments thereon (or on any documents incorporated therein by reference) despite the Company’s good faith and reasonable efforts to resolve those comments, shall not be a breach of this Agreement.

(h) It is further understood and agreed that the Company shall not have any obligations under this Section 6.6 at any time on or after the Registration Rights Termination Date, unless an underwritten offering in which the Stockholder participates has been priced but not completed prior to the Registration Rights Termination Date, in which event the Company’s obligations under this Section 6.6 shall continue with respect to such offering until it is so completed (but not more than 60 days after the commencement of the offering).

(i) Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to file a Registration Statement or include Registrable Shares in a Registration Statement unless it has received from the Stockholder, at least five (5) days prior to the anticipated filing date of the Registration Statement, requested information required to be provided by the Stockholder for inclusion therein.

Section 6.7 Registration Expenses.

(a) All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, FINRA fees, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) (but not including any underwriting discounts or commissions attributable to the sale of Registrable Shares or fees and expenses of counsel and any other advisor representing any underwriters or other distributors), shall be borne by the Company. The Stockholder shall bear the cost of all underwriting discounts and commissions associated with any sale of Registrable Shares and shall pay all of its own costs and expenses, including all fees and expenses of any counsel (and any other advisers) representing the Stockholder and any stock transfer taxes.

(b) The obligation of the Company to bear the expenses described in Section 6.7(a) shall apply irrespective of whether a registration, once properly demanded or requested becomes effective or is withdrawn or suspended; provided, however, that Registration Expenses for any Registration Statement withdrawn solely at the request of the Stockholder (unless withdrawn following commencement of a Suspension Period pursuant to Section 6.4 for any reason other than an adverse change in the Company or its business (unrelated to any financial market or general economic conditions that do not disproportionately affect the Company)) shall be borne by the Stockholder.

Section 6.8 Indemnification.

(a) The Company shall indemnify, to the fullest extent permitted by Law, the Stockholder and each Person who controls the Stockholder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Company by the Stockholder expressly for use therein.

(b) In connection with any Registration Statement in which the Stockholder is participating, the Stockholder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto, and shall indemnify, to the fullest extent permitted by Law, the Company, its officers and Directors and each other Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Company by or on behalf of the Stockholder expressly for use therein.

Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. Failure so to notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person except to the extent that the indemnifying Person is materially and adversely prejudiced thereby. The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld or delayed; provided that any such settlement includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, satisfactory in form and substance to such indemnifying person, from all liabilities in respect of such claim or action for which such indemnifying person would be required to provide indemnification for). An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one (1) local counsel) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person which are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case such maximum number of counsel for all indemnified Persons shall be two (2) rather than one (1)). If an indemnifying Person is entitled to, and elects to, assume the defense of a claim, the indemnified Person shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying Person shall not be obligated to reimburse the indemnified Person for the costs thereof. The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification. The indemnifying Person shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified Person unless the indemnifying Person has also consented to such judgment or settlement.

(c) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer, director or controlling Person of such indemnified Person and shall survive the transfer of securities and the Registration Rights Termination Date but only with respect to offers and sales of Registrable Shares made before the Registration Rights Termination Date or during the period following the Registration Rights Termination Date referred to in Section 6.6(h).

(d) If the indemnification provided for in or pursuant to this Section 6.8 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of the indemnifying Person be greater in amount than the amount for which such indemnifying Person would have been obligated to pay by way of indemnification if the indemnification provided for under Section 6.8(a) or Section 6.8(b) hereof had been available under the circumstances.

Section 6.9 Securities Act Restrictions.

The Registrable Shares are restricted securities under the Securities Act and may not be offered or sold except pursuant to an effective registration statement or an available exemption from registration under the Securities Act. Accordingly, the Stockholder shall not, directly or through others, offer or sell any Registrable Shares except pursuant to an effective registration statement or pursuant to Rule 144 or another exemption from registration under the Securities Act, if available. Prior to any transfer of Registrable Shares other than pursuant to an effective registration statement, the Stockholder shall notify the Company of such Transfer and the Company may require the Stockholder to provide, prior to such Transfer, such evidence that the Transfer will comply with the Securities Act (including written representations or an opinion of counsel) as the Company may reasonably request. The Company may impose stop-transfer instructions with respect to any Registrable Shares that are to be Transferred in contravention of this Agreement. Any certificates representing the Registrable Shares may bear a legend (and the Company’s share registry may bear a notation) referencing the restrictions on Transfer contained in this Agreement (and the Merger Agreement), until such time as such securities have ceased to be (or are to be Transferred in a manner that results in their ceasing to be) Registrable Shares. Subject to the provisions of this Section 6.9, the Company will replace any such legended certificates with unlegended certificates promptly upon surrender of the legended certificates to the Company or its designee and cause shares that cease to be Registrable Shares to bear a general unrestricted CUSIP number, in order to facilitate a lawful transfer or at any time after such shares cease to be Registrable Shares.

Section 6.10 Termination of Registration Obligation. Notwithstanding anything to the contrary herein, the obligation of the Company to register Registrable Shares pursuant to this ARTICLE VI and maintain the effectiveness of any Registration Statement shall terminate as to the Stockholder on the earliest of (a) the date on which reputable U.S. counsel shall have delivered a written opinion addressed to the Company’s transfer agent and the Stockholder, in form and substance reasonably satisfactory to the Company and the Stockholder, that all remaining Stockholder Shares Beneficially Owned by the Stockholder may be freely sold without registration under the Securities Act, including under Rule 144 without being subject to the volume limitations and manner of sale restrictions contained therein and that any restrictive legend included on the certificates representing such Stockholder Shares may be removed and the Company, simultaneously with the delivery of any such opinion, releases the Stockholder from any remaining transfer restrictions or other obligations under ARTICLE V and causes the Company’s transfer agent to deliver to the Stockholder stock certificates representing the Stockholder Shares without any restrictive legends thereon, and (b) the date that is four (4) months after the first date on which the Stockholder’s Stockholder Shares representing less than five percent (5%) of the then outstanding Voting Securities (the “Registration Rights Termination Date”).

ARTICLE VII

MISCELLANEOUS

Section 7.1 Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of: (a) the later of (i) the seventh (7th) anniversary of the Closing Date, and (ii) the date that is three (3) years after the first date on which the Stockholder shall cease to Beneficially Own Voting Securities representing at least five percent (5%) of the Voting Securities outstanding at such time; and (b) the consummation of a Change of Control with respect to the Company in which all Voting Securities of the Company are exchange for cash consideration. In the event the Company consolidates with or merges into any other Person and shall not be the continuing or surviving corporation in such consolidation or merger in a transaction in which the Stockholder Shares are converted or exchanged for consideration other than cash, then proper provision shall be made so that the successors and assigns of the Company honor the obligations of the Company contained in ARTICLE VI, as if such successor or assign were the Company hereunder, and all other provisions of this Agreement shall terminate upon the consummation of such Change of Control.

Section 7.2 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4 Entire Agreement; No Inconsistent Agreements. This Agreement, the Merger Agreement and the other documents delivered pursuant to this Agreement and the Merger Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter. The Company will not, on or after the date hereof, enter into any agreement or arrangement that is inconsistent with the rights granted to the Stockholder hereunder or otherwise conflicts with the provisions hereof. In addition, the Company will not grant to any Person the right to include any securities in the S-3 Shelf Registration provided for in this Agreement other than the Stockholder Shares. The Company has not previously entered into any agreement or arrangements (which has not expired or been terminated) granting any registration rights with respect to its securities to any Person which rights conflict with the provisions hereof.

Section 7.5 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 7.6 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set forth below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the Business Day following the day on which the same has been delivered to a recognized overnight delivery service (charges prepaid) or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the recipient party to the sending party:

Notices to the Company:

Heckmann Corporation

300 Cherrington Parkway, Suite 200

Coraopolis, Pennsylvania 15108

Facsimile: (412) 291-3142

Attention: Damian C. Georgino

E-mail: damian.georgino@heckmanncorp.com

with a copy to (which shall not constitute notice):

Reed Smith LLP

225 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Facsimile: (412) 288-3063

Attention: Nicholas A. Bonarrigo

E-mail: nbonarrigo@reedsmith.com

Notices to the Stockholder:

Mark D. Johnsrud

3711 4th Avenue NE

Watford City, North Dakota 58854-7027

Facsimile: (701) 842-4741

E-mail: mjohnsrud@powerfuels.com

with a copy to (which shall not constitute notice):

Jenner & Block LLP

919 Third Avenue

New York, New York 10022

Facsimile: (212) 909-0834

Attention: Kevin T. Collins

E-mail: kcollins@jenner.com

Section 7.7 Waiver. Waivers under this Agreement are only valid and binding if in writing and duly executed by the party against whom enforcement of the waiver is sought. Waivers waive only the specific matter described in the written waiver and do not impair the rights of the party granting the waiver in other respects or at other times. A party’s waiver of a breach of any provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, will not constitute a continuing waiver of the same or of a similar breach, or of such provision or right at another time or in another context.

Section 7.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Except as contemplated by Section 5.1(g), no party to this Agreement may assign or delegate, by operation of Law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

Section 7.9 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except as set forth in Section 6.8 and Section 6.9.

Section 7.10 Counterparts. This Agreement may be executed by original, facsimile, PDF or electronic signature, and in two or more several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Section 7.11 Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of Laws thereof.

Section 7.12 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any Delaware state or federal court, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.6 will be effective service of process for any such action, suit or proceeding brought against any party in any such court.

Section 7.13 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.14 Specific Performance. Each party to this Agreement acknowledges that a remedy at Law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

Section 7.15 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 7.16 Effectiveness. This Agreement shall become effective at and as of the Closing Date.

Section 7.17 Relationship of the Parties. No provision of this Agreement creates a partnership between any of the parties or makes a party the agent of any other party for any purpose. A party has no authority or power to bind, to contract in the name of, or to create a liability for, another party in any way or for any purpose.

Section 7.18 Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, from and after the Closing Date, the parties hereto shall each use reasonable efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Authority or third party any and all necessary clearances, waivers, consents, authorizations, approvals, permits or orders required to be obtained in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 7.19 Rights and Obligations of Parties. The obligations of (i) the Company, on the one hand, to the Stockholder, on the other hand, and (ii) the Stockholder, on the one hand, to the Company, on the other hand, are owed to them as separate and independent obligations of each party and each party will have the right to protect and enforce its rights under this Agreement without joining any other party in any proceedings.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

HECKMANN CORPORATION

By:	/s/ Damian C. Georgino
Name:	Damian C. Georgino
Title:	Executive Vice President, Corporate Development and Chief Legal Officer

STOCKHOLDER:

/s/ Mark D. Johnsrud
Mark D. Johnsrud

[Signature Page to Stockholder’s Agreement]